Astor Investment Management LLC Code of Ethics and Insider Trading Policy Updated March 2, 2016

Overview of the Code of Ethics and Insider Trading Policy

This Code of Ethics and Insider Trading Policy (the “Code”) establishes the standards of conduct and professionalism expected of the employees and other associated persons of Astor Investment Management LLC (“Astor”). The Code covers all Supervised Persons, as defined herein, and is approved by Astor’s senior management. The Code is designed to:

1.	Educate Supervised Persons about Astor’s expectations regarding their conduct and the laws and principles governing their conduct;
2.	Protect Astor’s clients (“Clients” which means any individual or entity for whom Astor serves as investment adviser, including Astor mutual funds and arrangements in which Astor enters into an investment management agreement with the account holder or model-provider arrangements through which Astor provides advice to the registered investment adviser/platform sponsor) by deterring misconduct by Supervised Persons of Astor;
3.	Instill in Supervised Persons their role as fiduciaries, in a position of trust, and requirement to act with complete propriety and in the best interests of Clients at all times;
4.	Protect the reputation of Astor;
5.	Guard against violation of the securities laws; and
6.	Establish procedures for Supervised Persons to comply with the fiduciary and ethical principles espoused by the Code.

General Fiduciary Principals

As a fiduciary for its Clients, Astor has the duty to, at all times, act in the best interests of Clients and deal fairly with them. Astor and its Supervised Persons, as fiduciaries, have an affirmative duty of utmost good faith, confidentiality, and full and fair disclosure of all material facts, as well as an affirmative obligation to employ reasonable care to avoid misleading Clients. These responsibilities include the requirement that all personal securities transactions made by Supervised Persons be conducted in a manner consistent with the Code to avoid any actual or potential conflict of interest and not abuse their position of trust and responsibility. Fiduciary duties also prohibit Supervised Persons from taking inappropriate advantage of their position with Astor and recording information concerning the identity of Clients, security holdings, and financial circumstances confidential. These standards are based on the requirements of the Investment Advisers Act of 1940 (the “Advisers Act”) and the Insider Trading and Securities Fraud Enforcement Act. These fiduciary principles govern all conduct, whether or not specifically covered by the Code.

Certifications

The Chief Compliance Officer of Astor (the “CCO”) is responsible for obtaining certifications required by the Code.

Initial Certification

Astor provides all Supervised Persons with a copy of the Code at the onset of their employment and as the Code is amended from time to time. Supervised Persons must certify in writing that they have: (a) received a copy of the Code; (b) read and understand all provisions of the Code; and (c) agreed to comply with the terms of the Code.

Acknowledgement of Amendments

Supervised Persons are provided any amendments of the Code and must submit a written acknowledgement they have received, read, understand and agree to comply with such amendments.

Annual Certification

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TRADING POLICY

At least annually, all Supervised Persons must certify they have received, read, understand, and agree to comply with the Code. The certification will also list specific categories of the Code, such as political contributions and gifts/entertainment.

Reporting Violations

Violations of the Code are taken seriously. Each Supervised Person is obligated to report known or suspected violations of the Code to Astor’s CCO in an expeditious manner. Reports of violations will be kept strictly confidential in order to avoid retaliation from those involved. Astor will also allow anonymous submissions of violation reports so as to keep concerned Supervised Persons at ease. Any breach of the confidentiality of a report of a violation of the Code will constitute a further violation of the Code and will be dealt with as such.

Topics Addressed in the Code

The Code governs securities-related conduct and establishes standards and procedures for such conduct based on fiduciary principles. The Code focuses specifically on the topics of prohibited conduct and personal securities transactions, insider trading, and other conflicts of interest.

Persons Covered by the Code

All provisions of this Code apply to “Supervised Persons,” who are defined as:

1.	Directors, officers and partners of Astor;
2.	Employees of Astor; and
3.	Any other person who provides investment advice on behalf of Astor and is subject to Astor’s direct supervision and control.

Certain provisions of the Code apply only to “Access Persons.” Access persons are defined as Supervised Persons who have access to nonpublic information regarding (a) the purchase or sale of securities for clients, (b) securities recommendations for clients, or (c) portfolio holdings of an affiliated mutual fund(s). Astor considers all individuals who hold responsibilities for portfolio management, trading, and/or who have access to nonpublic information related to these functions as Access Persons for purposes of the Code. Any director, officer, or partner is also considered to be an Access Person regardless of whether the individual has access to the information outlined above.

References to Access Persons’ accounts include the accounts of “Immediate Family,” including any family member related by blood, marriage, or domestic partnership and living in the person’s household, as well as any account in which the Access Person has a direct or indirect Beneficial Interest.

A “Beneficial Interest” in a security is established if you have the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise to profit, or share in any profit derived from, a transaction in the security. An Access Person is deemed to have a Beneficial Interest in the following:

1.	Any security owned individually by the Access Person;
2.	Any security owned jointly by the Access Person with others (including spousal accounts, partnerships, trusts, etc.); or
3.	Any security in which a member of a Access Person’s Immediate Family has a Beneficial Interest if:
a.	The security is held in an account over which the Access Person has decision making authority; or
b.	The security is held in an account for which the Access Person acts as a broker or investment advisor representative.

An Access Person is presumed to have a Beneficial Interest in any security in which a member of the Access Person’s Immediate Family has Beneficial Interest. This presumption may be rebutted if the Access Person is able to provide the CCO with satisfactory assurances that the Access Person has no material Beneficial Interest in the security and exercises no control over investment decisions regarding the security.

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Securities Covered by the Code

A “Covered Security” for purposes of the Code means any stock, bond, future, investment contract, exchange traded product or any other instrument that is considered a security within the federal securities laws. The term is very broad and includes financial instruments not ordinarily considered as securities, such as:

1.	Options on securities, indexes and currencies, and other derivative instruments;
2.	All kinds of limited partnerships;
3.	Foreign unit trusts and foreign mutual funds; and
4.	Private investment funds and hedge funds.

The following financial instruments are not considered Covered Securities for purposes of the Code:

1.	Direct obligations of the U.S. government (e.g., U.S. Treasury securities);
2.	Bankers’ acceptances, bank certificates of deposit, commercial paper, and High Quality Short-Term Debt Instruments, including repurchase agreements;
3.	Shares issued by money mutual market funds;
4.	Shares of open-end mutual funds that are not advised or sub-advised by Astor (or certain affiliates, as applicable); and
5.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by Astor (or certain affiliates, as applicable).

A “High Quality Short-Term Debt Instrument” is defined as any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

Investment Company Act Requirements

Astor advises registered investment companies (“Funds”) under the Investment Company Act of 1940, as amended (the “Company Act”). The Funds are part of the Northern Lights Fund Trust which maintains a separate Code of Ethics as required under Rule 17j-1 of the Company Act (the “NL Code”). The personal trading reports required under the NL Code are identical to the personal trading reports required herein and are intended to fulfill Astor’s personal trading reporting obligations under both Advisers Act Rule 204A-1 and Company Act Rule 17j-1.

Compliance with Laws and Regulations

All Supervised Persons must comply with applicable securities laws. Supervised Persons are not permitted to directly or indirectly:

1.	Employ any device, scheme or artifice to defraud any Client or prospective investor;
2.	Engage in any transaction, practice or course of business that operates as a fraud deceit upon any Client or prospective investor;
3.	Engage in any act, practice or course of conduct that is fraudulent, deceptive or manipulative, including the making of statements that omit material facts and price manipulation;
4.	Knowingly buy or sell a security requiring pre-approval unless the transaction is pre-approved by the CCO;
5.	Trade mutual fund shares after the close of trading (i.e., participate in “late trading”); or
6.	Engage in “market timing” transactions involving mutual fund shares.

Conflicts of Interest

As a fiduciary, Astor has an affirmative duty of care, loyalty, and honesty to act in the best interests of its Clients. These duties require that Astor and its Supervised Persons take all reasonable measures to avoid conflicts of interest with Clients and, under circumstances where a conflict cannot be avoided, fully disclose all material facts concerning any conflict that does arise with respect to any Client. In addition, Supervised

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Persons must take all reasonable measures to avoid situations that have even the appearance of a conflict of interest or impropriety.

Conflicts among Clients

Conflicts of interest can arise where Astor or a Supervised Person has reason to favor the interests of one Client over another Client (e.g., larger accounts over smaller accounts, accounts in which Supervised Persons have made material personal investments, accounts of close friends or relatives of Supervised Persons, or accounts which pay higher fees than others). The Code specifically prohibits inappropriate favoritism of one Client over another Client for any reason.

Manipulative Practices and Insider Trading

Supervised Persons are prohibited from using knowledge about actual or pending securities transactions in Client accounts (including the account of the Funds) to profit personally, directly or indirectly, as a result of such transactions. With respect to a Client account or a personal account, Supervised Persons are prohibited, alone or with others, from engaging in trading or apparent trading activity for the purpose of inducing purchases or sales by others, or engaging in trading or apparent trading activity for the purpose of causing the price of a security to move up or down. Supervised Persons are prohibited from trading, either personally or on behalf of others, in securities about which they are in possession of material, nonpublic information (i.e., Supervised Persons are prohibited from insider trading). Conflicts raised by insider trading, as well as Astor’s policy and procedures regarding insider trading, are addressed more specifically in Section V below.

Personal Securities Transactions Restrictions

Access Persons are required to strictly comply with Astor’s policies and procedures regarding personal securities transactions, as set forth below.

General Pre-Approval Requirements

Access Persons must seek pre-approval from the CCO or its designee (or in the case of the CCO, from the Senior Managing Director) prior to making a personal purchase or sale (or a purchase or sale on behalf of a principal account of Astor) in the following securities:

1.	Shares of the Astor Funds;
2.	Shares of open-end mutual funds for which an Access Person possess nonpublic information such as those associated with third-party solicitor arrangements; and
3.	Shares of Exchange Traded Products (“ETPs”) which are held in Astor’s strategies or potentially will be held in the near-term.

A list of these specific securities will be maintained and updated by the CCO. The CCO will distribute this list to Access Persons as changes are made. The CCO will call for a “blackout” period around the time of a proposed change to any of Astor’s strategies when certain securities are restricted from trading except for certain circumstances and with pre-approval.

The CCO and members of the Compliance department will review the Quarterly Transaction Reports detailed below to ascertain whether any additional policies need to be enacted such as requiring pre- approval for trades in options on ETFs or futures contracts. A risk-based analysis will be used to determine whether any potential conflicts of interest exist.

Restrictions and Limitations

Prior to providing approval, the CCO will consider the following:

1.	whether personal trading activities are interfering with the requesting party’s job performance or duties;
2.	the proposed transaction shadows a customer account (This practice is prohibited, however; Supervised Persons are permitted to open accounts to invest in Astor’s products. These accounts

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will be treated in the same manner as any other client account and be traded according to the firm’s procedures for trading client accounts);

3.	whether the proposed transaction is based on knowledge of an impending trade for client accounts or immediately following the execution of a client trade where market impact was evident; and
4.	whether the proposed security is currently restricted from trading by order of the CCO.

Any exceptions to these guidelines is documented by the CCO along with the reason for the exception.

Initial Public Offerings (“IPOs”) and Limited Offerings (“Private Placements”)

Any purchases of IPOs or private placements by an Access Person must be pre-approved in writing by the CCO prior to the consummation of the transaction.

Gifts and Entertainment

The giving of business gifts is a customary way to strengthen business relationships. However, federal and state laws contain numerous restrictions on the giving and receiving of gifts, particularly with respect to government officials. Apart from these legal restrictions, the giving and receiving of gifts can create the appearance and potentially the existence of conflicts of interest. Accordingly, Astor has adopted the following policies related to the giving and receiving of gifts. Note that the CCO should be consulted for guidance if questions on gift policies arise.

Acceptance of Gifts

On occasion, because of their position with Astor, Supervised Persons may be offered or may receive gifts from Clients, brokers, vendors or other persons with whom Astor has an existing or prospective business relationship. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of Astor. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve-month period), customary business meals, reasonable entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted. However, in no circumstance, can cash or cash equivalents be accepted as gifts. All received gifts must be reported to the CCO to record and any and all gifts that might violate this Code must be promptly reported to the CCO.

Solicitation of Gifts

Supervised Persons are strictly prohibited from soliciting gifts of any size from persons with whom Astor has an existing or prospective business relationship.

Giving of Gifts

Supervised Persons may not give any gift with a value in excess of $100 per year to an individual Client; prospective investor or person who does business with, advise, or render professional services to Astor. All gifts must be recorded to ensure adherence to limits is properly tracked and, in no event, can cash or cash equivalents be given.

Customary Business Amenities

Customary business amenities are not considered gifts so long as such amenities are business-related, reasonable in cost, appropriate as to time and place, and neither so frequent or so costly as to be considered impropriety. Customary business amenities can be accepted by Supervised Persons or guests as appropriate, such as an occasional meal, a ticket to a sporting event, the theater or a concert, green fees, an invitation to a reception or cocktail party, or any type of comparable entertainment venue. In order for such amenities to be considered business-related, the offering party must accompany the recipient to the event. Any and all entertainment hereunder must be reported to the CCO to record.

Compliance with Law and Gift Policies

All gifts, given or received, must be permitted by law, this Code, and any applicable third-party policies.

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Avoidance of Conflicts of Interest and Impropriety

Supervised Persons may not offer or accept gifts that could influence or reward any decision-making or action. In addition, gifts should never be offered or accepted under circumstances that might create the appearance of an impropriety. Supervised Persons should never offer or accept a gift if public disclosure of the gift would be embarrassing to Astor or a third party.

Review for Undisclosed Gifts

The Director of Finance, or a designate as determined from time to time, will review expense re- imbursements and monthly corporate credit card statements to determine whether any gifts were provided during the previous period. All such items will be categorized in the accounting system and reviewed by the CCO on a quarterly basis.

Political and Charitable Contributions

Supervised Persons are prohibited from leveraging Astor’s current or anticipated business relationship as a factor in soliciting or making political contributions or charitable donations. All political and charitable contributions made by Supervised Persons must comply with any other applicable firm policies, including Astor’s Pay-to-Play Policy, and Appendix F of the Written Policies and Procedures. All political contributions require pre-approval from the CCO and must be reported to the CCO to record.

Confidentiality

The identities of Clients, as well as information regarding both (a) Covered Securities held by Clients through their investments in Astor products (including the Funds), and (b) securities being considered for purchase by the account of a Client, prospective client, or investor are strictly confidential. Supervised Persons are prohibited from disclosing (i) any material nonpublic information about any Client; (i) securities investments made by Astor on behalf of a Client; (iii) information about contemplated securities transactions; (iv) or information regarding Astor’s trading strategies; except as required to effectuate securities transactions on behalf of a Client or for other legitimate business purposes. Access to the computer files containing nonpublic information is restricted as necessary to preserve sensitive information.

Supervised Persons are subject to Astor’s Information and Cyber Security Policy and Privacy Policy. These policies provide further detail regarding Astor’s commitment to maintaining confidential information and can be found in Astor’s Written Policies and Procedures.

Service on a Board of Directors

Astor prohibits Supervised Persons from serving as directors of public companies. Exceptions will be made only with prior written approval by the CCO and is subject to limitations. For example, a Supervised Person that is a director of a private company may be required to resign, either immediately or at the end of the current term, if the company goes public during his or her term as director.

Other Outside Business Activities

Supervised Persons may not engage in outside business or investment activities that may interfere with their duties with Astor unless pre-approved by the CCO. Supervised Persons must also request approval prior to accepting an executorship, trusteeship, or power of attorney unless such acceptance is limited to a family matter. Regardless of whether an activity is specifically addressed in the Code, Supervised Persons should disclose any personal interest that might present a conflict of interest, harm Clients, or harm the reputation of Astor. The CCO will be responsible for determining whether an activity poses a conflict of interest. Questionnaires or other measures of assessment may be used to make a determination and all outside business activities must be reported to the CCO to record.

Reporting Requirements

Initial and Annual Personal Holdings Reports

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Within 10 days of becoming an Access Person and at least annually thereafter, an Access Person must submit a report of all personal holdings in Covered Securities. The holdings report must include: (i) the title and exchange ticker symbol (or CUSIP number) and type of the Covered Securities, the number of shares held and principal amount (if applicable) of each Covered Security in which the Access Person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the Access Person maintains an account in which any Covered Securities are held for the Access Person’s direct or indirect benefit; and (iii) the date the report is submitted.

The information supplied must be current as of a date no more than 45 days before the initial or annual report is submitted. Brokerage account statement that contain the information described above will satisfy these requirements.

The CCO may restrict transactions of Covered Securities held in the personal accounts of Access Persons at any time and in any manner, including those more restrictive than described in the Code.

Additionally, any employee who is a director or officer of a publicly traded company must notify the CCO if he or she has, or will have, beneficial ownership of more than 10% of the equity securities of the company.

List of Brokerage Accounts

Within 10 days of receipt of a copy of this Code, each Access Person shall be required to identify to the CCO all brokerage accounts in which the Access Person has Beneficial Interest. Each Access Person must advise the CCO of his or her intent to open and receive authorization before opening any new brokerage accounts.

Quarterly Transaction Reports

Access Persons must submit to the CCO a report of all personal transactions in Covered Securities made during each calendar quarter within 30 days of quarter end. The quarterly transaction reports must include information about each transaction involving a Covered Security in which the Access Person had, or as a result of a reported transaction acquired, any direct or indirect beneficial ownership. The reports also must include: (i) the date of each transaction, the title and exchange ticker symbol (or CUSIP number), the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each Covered Security; (ii) the nature of each Covered Security transaction (e.g., purchase, sale); (iii) the price of the Covered Security at which the transaction was effected; (iv) the name of the broker, dealer, or bank with or through which the Covered Security transaction was effected; and (v) the date the report is submitted. Recent brokerage account statements generally satisfy these requirements. The CCO must submit the same information to the Chief Executive Officer, Senior Managing Director, Counsel, or another member of the Compliance Department.

Duplicate Brokerage Confirmations and Statements

Astor may request Access Persons to provide information necessary to request duplicate statements and trade confirmations from custodians for accounts held by Access Persons. If no new accounts are opened and trades were executed within accounts Astor receives duplicate confirmations and statements on, Access Persons need not submit their quarterly transaction reports, provided that all of the required information is contained in those confirmations and statements.

Reporting Exemptions

An Access Person need not submit:

a)	Any transaction or holding report with respect to Covered Securities held in accounts over which the Access Person has no direct or indirect influence or control;
b)	A transaction report with respect to transactions effected pursuant to an automatic investment plan; or

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c)	A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that Astor holds in its records (so long as Astor receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter).

Monitoring of Personal Transactions

The CCO is responsible for reviewing and monitoring personal transactions in Covered Securities and trading patterns of Access Persons. The CCO’s personal transactions in Covered Securities and trading patterns are reviewed and monitored by the Chief Executive Officer, Senior Managing Director, Counsel, or another member of the Compliance Department..

If the review indicates an Access Person may have engaged in inappropriate trading activity, the CCO will take action to the extent necessary to preserve the requirements of the Code. In some instances, the CCO can require the Access Person to cancel the transaction(s) at issue or take appropriate disciplinary action depending on the nature of the transaction(s) and based on the potential for any Client harm including the return of profits gained from the transaction(s).

Overview of Insider Trading

Insider trading is the improper trading in securities on the basis of price sensitive information available to an individual and generally not available to others. Insider trading also includes inducing another person to buy or sell securities when insider information is known (commonly referred to as “tipping”).

If an individual has actual or imputed knowledge about a security that is price sensitive and is not generally available to the public (and is aware or should be aware that such information is not generally publicly available), the individual must not:

a)	buy or sell the security;
b)	recommend or suggest to others they buy or sell the security; or
c)	communicate the nonpublic price information to another person the individual knows or should know would be likely to use the information to buy or sell security.

Insider trading is illegal and is a violation of the Insider Trading and Securities Fraud Enforcement Act of 1988. Insider trading violations can result in fines of up to $5,000,000 for individuals, $25,000,000 for entities and/or up to 20 years’ imprisonment.

Insider Trading Policy

Insider trading and tipping by Astor and all Supervised Persons (including individuals or entities directly or indirectly related to Supervised Persons or under Astor’s direct or indirect control) is strictly prohibited. Any violation of this insider trading policy is illegal and grounds for disciplinary action, including suspension or termination of employment or other relationships with Astor.

Every Supervised Person must be familiar with and observe this policy. If you are in doubt about the application of this policy you should consult with the CCO before proceeding with any transaction.

Questions and Answers for Supervised Persons

What is Prohibited?

The law prohibits a person who is an insider from:

a)	subscribing for, purchasing, selling, or entering into an agreement to subscribe for, purchasing or selling any securities about which price sensitive information which is not generally available is known;
b)	procuring, inciting, inducing or encouraging any other person to subscribe for, purchase or sell securities about which price sensitive information which is not generally available is known;
c)	trading securities with price sensitive information which is not generally available is known; or

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d)	directly or indirectly communicating price sensitive information which is not generally available to another person if the insider knows or ought reasonably know that the other person would be likely to subscribe for, purchase or sell securities or procure a third person to do so.

Example: You are an executive secretary at an investment advisory firm. You are processing a large “buy” order for a client of the firm, who happens to be a director of a large drug company. You believe based upon what you have overheard that the client’s drug company is onto a new medicine for cancer. It seems clear that this drug is a major breakthrough. You call a stockbroker and place an order for 10,000 shares in Big Drug Company Limited. Analysis: This is insider trading conduct which exposes you to fines, imprisonment and disciplinary action.

Who is an “insider”?

An “insider” is any person who possesses information not generally available where such information would reasonably be expected to have a material effect on the price or value of securities of the company. An insider is anyone who has inside information, whether or not they are associated in any way with the company concerned and is irrelevant how such information was obtained.

When do you possess inside information?

You are in possession of inside information when you have actual or imputed knowledge (i.e. you know or reasonably should know) of information about securities that is not generally available and price sensitive. Information is generally available if it is:

a)	readily observable;
b)	made known to persons who commonly invest in securities; or
c)	a deduction, conclusion or inference of information which is readily observable or has been made known to persons who commonly invest in securities.

For example, the following information would be considered to be generally available:

a)	general market information that has been announced to a stock exchange or is contained in a public announcement by the company concerned;
b)	information obtained by investment research based on information freely made available by companies to the researcher and is generally made available to anyone making similar inquiries; or
c)	published information of investment advisers and brokers.

Before information can be considered generally available, a reasonable period must have elapsed after the information was first made known for the information to be disseminated among investors.

When is information price sensitive?

Information is price sensitive when a reasonable person would expect the information to have a material effect on the price or value of the securities. A material effect on price or value exists where the information is likely to influence people who commonly invest in securities in deciding whether to subscribe for, buy or sell those securities.

How can I check if I have inside information?

It will often be difficult to determine whether any particular information is inside information. In cases where you know information is price sensitive and not generally available you should immediately treat that information as inside information. If you do not know if the information is price sensitive and not generally available you should consider whether there is anything about the information and the surrounding circumstances which could mean that you ought reasonably to know that the information is price sensitive and not generally available. If there is anything to suggest either scenario, you must treat the information as inside information until you are certain it is not. If you are not certain whether you have inside information, you should contact the CCO before engaging in any securities transaction.

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What is tipping?

Tipping involves an insider communicating either directly or indirectly inside information to another person when the insider knows or should reasonably know that the other person would or is likely to use that information to deal in securities or to induce a third party to deal in the securities. Tipping is a form of insider trading and prohibited by law.

What if I am not sure?

If you are not sure whether you may deal in securities consistent with this policy, consult the CCO.

What if I am not comfortable disclosing violations?

Employees who are not comfortable disclosing federal securities law violations to the CCO or other persons in management may seek assistance through the Securities Exchange Commission’s Office of the Whistleblower Program. Further details can be found in Astor’s Whistleblower Policy & Procedures (Appendix A) and included below.

Recordkeeping

Astor will maintain the following books and records for a period of five years following the end of the fiscal year during which the last entry was made on such record, the first two years in an easily accessible location:

a)	A copy of the current Code as well as copies of Codes that were in effect at any time within the past five years;
b)	Records of violations of the Code, including records of the actions taken subsequent to such violations;
c)	Signed acknowledgements from each person who is currently, or was at some point during the past five years, subject to the Code (this acknowledgement will represent an obligation to adhere to the standards and provisions set forth in the Code);A record of the names of all persons who were Access Persons at any time within the past five years;
d)	A record of each transaction and holding report made by an Access Person, and, if applicable, all brokerage statements received by the Firms for an Access Person;
e)	A record of any decision and the reasons supporting the decision, to approve the acquisition of securities by Access Persons through an initial public offering or private placement;
f)	Pre-clearance authorizations with respect to specified securities transactions of Access Persons;
g)	A record of all gifts or entertainment provided or received during the period;
h)	A record or all political contributions made directly or indirectly by Supervised Persons during the period; and
i)	A record of all outside business activities for Supervised Persons.

Whistleblower Policy & Procedures

Astor recognizes employees may not feel comfortable supplying information about an actual or potential violation of federal securities law to the Compliance Department. In these cases, employees may choose to file directly with the Office of the Whistleblower Program through the Securities Exchange Commission (“SEC”).

On July 21, 2010, the President signed into law the "Dodd-Frank Wall Street Reform and Consumer Protection Act" (the "Act"). Among other things, the Act establishes a whistleblower program enabling the SEC to pay an award, under regulations prescribed by the SEC and subject to certain limitations, to eligible whistleblowers who voluntarily provide the SEC original information about a violation of the federal securities laws that leads to the successful enforcement of a covered judicial or administrative action, or a related action resulting in monetary sanctions exceeding $1 million.

If an employee decides to file with the SEC, the rules provide that certain criteria be met in order to be eligible for a whistleblower award:

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APPENDIX A

1.	Any information submitted must be in writing and be derived from an employee’s independent knowledge or independent analysis, not already known to the SEC and not part of any public record to be considered original information.
2.	There can be no outstanding subpoena, inquiry, or demand for the information.
3.	Certain persons are generally excluded from the Whistleblower award program. These include:
a.	An employee whose principal duties involve compliance or internal audit responsibilities, or who was employed by or otherwise associated with a firm retained to perform compliance or internal audit functions for an entity;
b.	Employed by or otherwise associated with a firm retained to conduct an inquiry or investigation into possible violations of law; or
c.	An employee of, or other person associated with, a public accounting firm, if he or she obtained the information through the performance of an engagement required of an independent public accountant under the federal securities laws, and that information related to a violation by the engagement client or the client’s directors, officers or other employees.
4.	The SEC will consider a number of factors when determining the amount of any award. Among these is the culpability of an associate or that associate’s involvement in any situation. While culpability may not eliminate an award, it could be a factor that reduces the amount of the award. Thus, there is no amnesty provided to individuals who submit information to the SEC.
5.	Information obtained through an entity’s legal, compliance, audit, or similar functions or processes for identifying, reporting, and addressing potential non-compliance with law is not considered original information and is not eligible for a whistleblower award.

Any whistleblower who interferes with the compliance program of his or her firm or unreasonably delays reporting a securities violation to its compliance program or the SEC may see a reduction in the amount of any whistleblower award due him or her.

The SEC will maintain confidentiality to the best of its ability with regard to a whistleblower’s identity. Examples of situations that may cause a whistleblower’s name to be revealed include when disclosure is required to a defendant or respondent in a federal court or administrative action or when the SEC determines that it is necessary to protect investors, it may reveal an associate’s name to the Department of Justice or other appropriate authority.

For more information on the Whistleblower Program associates are encouraged to visit the program’s website at http://www.sec.gov/whistleblower.

Any submission, either through Compliance or directly with the SEC, will result in no negative impact to the employee or his or her position at Astor.